U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Chase Venture Capital Associates, LLC  ("CVCA, LLC")
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o Chase Capital Partners
1221 Avenue of the Americas-40th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                        New York                10020
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

August 2, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Resonate, Inc. ("RSNT")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)


FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Series B Preferred
Stock (FN 1)              Immed      N/A            Common Stock           1,777,778           1 for 1        D
------------------------------------------------------------------------------------------------------------------------------------
Series C Preferred
Stock (FN 1)              Immed      N/A            Common Stock           525,618             1 for 1        D
------------------------------------------------------------------------------------------------------------------------------------
Series D Preferred
Stock (FN 1)              Immed      N/A            Common Stock           697,121             1 for 1        D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) Prior to the closing of the initial public offering of the Issuer, each share of Series B, Series C and Series D Preferred Stock will be converted into Common Stock on a 1 for 1 basis.



Chase Venture Capital Associates, LLC

By:  Chase Capital Partners, as Investment Manager


    /s/  Jeffrey C. Walker                                      8/2/2000
By: ---------------------------------------------         ----------------------
    Jeffrey C. Walker                                           Date
    Managing General Partner of Chase Capital Partners

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


-------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF                DESIGNATED                DATE OF            ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER (Note 1)         EVENT REQUIRING    OR TRADING SYMBOL
                                                             STATEMENT
-------------------------------------------------------------------------------------------------------
Ana Carolina Aidar                 Chase Venture              August 2, 2000    Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
Rua Verbo Divino,
1400
Sao Paulo, Brazil,
SP 04719-002
-------------------------------------------------------------------------------------------------------
John R. Baron                      Chase Venture              August 2, 2000    Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
Christopher C. Behrens             Chase Venture              August 2, 2000    Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
Mitchell J. Blutt                  Chase Venture              August 2, 2000    Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
David S. Britts                    Chase Venture              August 2, 2000    Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
50 California Street
San Francisco, CA
94111
-------------------------------------------------------------------------------------------------------
Arnold L. Chavkin                  Chase Venture             August 2, 2000     Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
David J. Gilbert                   Chase Venture              August 2, 2000    Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
-------------------------------------------------------------------------------------------------------
Eric A. Green                      Chase Venture             August 2, 2000     Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
-------------------------------------------------------------------------------------------------------
Michael R. Hannon                  Chase Venture             August 2, 2000     Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------
                                      TITLE OF
                                      DERIVATIVE
                                      SECURITIES AND
 NAME AND ADDRESS OF   TITLE AND      TITLE AND         OWNERSHIP FORM:  NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON     AMOUNT OF      AMOUNT OF         DIRECT (D) OR    BENEFICIAL OWNERSHIP    PECUNIARY
                       SECURITY       SECURITIES        INDIRECT (I)                             INTEREST
                                      UNDERLYING
                                      DERIVATIVE
                                      SECURITIES
--------------------------------------------------------------------------------------------------------
Ana Carolina Aidar     N/A             See Table II        I              See Explanatory         Yes
c/o Chase Capital                        above                            Note 2 below
Partners
Rua Verbo Divino,
1400
Sao Paulo, Brazil,
SP 04719-002
--------------------------------------------------------------------------------------------------------
John R. Baron          N/A             See Table II        I              See Explanatory         No
c/o Chase Capital                        above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Christopher  C.        N/A             See Table II        I              See Explanatory         No
Behrens                                 above                             Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Mitchell J. Blutt      N/A             See Table II        I              See Explanatory         No
c/o Chase Capital                       above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
David S. Britts        N/A             See Table II        I              See Explanatory         No
c/o Chase Capital                       above                             Note 2 below
Partners
50 California Street
San Francisco, CA
94111
--------------------------------------------------------------------------------------------------------
Arnold L. Chavkin      N/A             See Table II        I              See Explanatory         No
c/o Chase Capital                         above                           Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
David J. Gilbert       N/A             See Table II        I              See Explanatory         Yes
c/o Chase Capital                         above                           Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY  10020
--------------------------------------------------------------------------------------------------------
Eric A. Green          N/A             See Table II        I              See Explanatory         Yes
c/o Chase Capital                         above                           Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY  10020
--------------------------------------------------------------------------------------------------------
Michael R. Hannon      N/A             See Table II        I              See Explanatory         No
c/o Chase Capital                         above                           Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF             DESIGNATED                DATE OF               ISSUER NAME, TICKER
 REPORTING PERSON               REPORTER (Note 1)         EVENT REQUIRING       OR TRADING SYMBOL
                                                          STATEMENT


-------------------------------------------------------------------------------------------------------
Donald J. Hofmann              Chase Venture             August 2, 2000         Resonate, Inc. ("RSNT")
c/o Chase Capital              Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
Jonathan Meggs                 Chase Venture              August 2, 2000        Resonate, Inc. ("RSNT")
c/o Chase Capital              Capital Associates, LLC
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
-------------------------------------------------------------------------------------------------------
Stephen P. Murray              Chase Venture             August 2, 2000         Resonate, Inc. ("RSNT")
c/o Chase Capital              Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
John M.B. O'Connor             Chase Venture              August 2, 2000        Resonate, Inc. ("RSNT")
c/o Chase Capital              Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
Robert Rugggiero
c/o Chase Capital              Chase Venture              August 2, 2000        Resonate, Inc. ("RSNT")
Partners                       Capital Associates, LLC
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
Susan L. Segal                 Chase Venture              August 2, 2000        Resonate, Inc. ("RSNT")
c/o Chase Capital              Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
Shahan D. Soghikian            Chase Venture              August 2, 2000        Resonate, Inc. ("RSNT")
c/o Chase Capital              Capital Associates, LLC
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
-------------------------------------------------------------------------------------------------------
Lindsay Stuart                 Chase Venture              August 2, 2000        Resonate, Inc. ("RSNT")
c/o Chase Capital              Capital Associates, LLC
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
-------------------------------------------------------------------------------------------------------
Patrick Sullivan               Chase Venture              August 2, 2000        Resonate, Inc. ("RSNT")
c/o Chase Capital              Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
Jeffrey C. Walker              Chase Venture              August 2, 2000        Resonate, Inc. ("RSNT")
c/o Chase Capital              Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                       TITLE OF
                                       DERIVATIVE
                                       SECURITIES AND
                                       TITLE AND
 NAME AND ADDRESS OF   TITLE AND       AMOUNT OF         OWNERSHIP FORM:   NATURE OF INDIRECT       DISCLAIMS
  REPORTING PERSON     AMOUNT OF       SECURITIES        DIRECT (D) OR     BENEFICIAL OWNERSHIP     PECUNIARY
                       SECURITY        UNDERLYING        INDIRECT (I)                               INTEREST
                                       DERIVATIVE
                                       SECURITIES
-------------------------------------------------------------------------------------------------------------
Donald J. Hofmann       N/A             See Table II       I                See Explanatory          No
c/o Chase Capital                         above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Jonathan Meggs          N/A             See Table II      I                See Explanatory           Yes
c/o Chase Capital                         above                            Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
--------------------------------------------------------------------------------------------------------
Stephen P. Murray       N/A             See Table II      I                See Explanatory           No
c/o Chase Capital                         above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
John M.B. O'Connor      N/A             See Table II      I                See Explanatory           No
c/o Chase Capital                         above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Robert Rugggiero        N/A             See Table II      I                See Explanatory           Yes
c/o Chase Capital                         above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Susan L. Segal          N/A             See Table II      I                See Explanatory           No
c/o Chase Capital                         above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Shahan D. Soghikian     N/A             See Table II      I                See Explanatory           No
c/o Chase Capital                         above                            Note 2 below
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
--------------------------------------------------------------------------------------------------------
Lindsay Stuart          N/A             See Table II      I                See Explanatory           No
c/o Chase Capital                         above                            Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
--------------------------------------------------------------------------------------------------------
Patrick Sullivan        N/A             See Table II      I                See Explanatory           Yes
c/o Chase Capital                         above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Jeffrey C. Walker       N/A             See Table II      I                See Explanatory           No
c/o Chase Capital                         above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF              DESIGNATED                DATE OF              ISSUER NAME, TICKER
 REPORTING PERSON                REPORTER (Note 1)         EVENT REQUIRING      OR TRADING SYMBOL
                                                           STATEMENT
-------------------------------------------------------------------------------------------------------
Timothy J. Walsh                 Chase Venture              August 2, 2000      Resonate, Inc. ("RSNT")
c/o Chase Capital                Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Richard D. Waters                Chase Venture              August 2, 2000      Resonate, Inc. ("RSNT")
c/o Chase Capital                Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-----------------------------------------------------------------------------------------------------
Damion E. Wicker                 Chase Venture              August 2, 2000      Resonate, Inc. ("RSNT")
c/o Chase Capital                Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
CCP European                     Chase Venture             August 2, 2000       Resonate, Inc. ("RSNT")
Principals, LLC                  Capital Associates, LLC
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
CCP Principals, LLC
c/o Chase Capital                Chase Venture             August 2, 2000       Resonate, Inc. ("RSNT")
Partners                         Capital Associates, LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Chase Capital                    Chase Venture              August 2, 2000      Resonate, Inc. ("RSNT")
Corporation                      Capital Associates, LLC
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
The Chase Manhattan              Chase Venture              August 2, 2000      Resonate, Inc. ("RSNT")
Corporation                      Capital Associates, LLC
270 Park Avenue
35th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Chase Capital                    Chase Venture              August 2, 2000      Resonate, Inc. ("RSNT")
Partners                         Capital Associates, LLC
1221 Avenue of the Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC            Chase Venture              August 2, 2000      Resonate, Inc. ("RSNT")
c/o Chase Capital                Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Chatham Ventures,                Chase Venture              August 2, 2000      Resonate, Inc. ("RSNT")
Inc. c/o Chase                   Capital Associates, LLC
Capital Partners
1221 Avenue of the Americas
New York, NY 10020
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                       TITLE OF
                                       DERIVATIVE
                                       SECURITIES AND
                                       TITLE AND
 NAME AND ADDRESS OF   TITLE AND       AMOUNT OF        OWNERSHIP FORM:   NATURE OF INDIRECT     DISCLAIMS
  REPORTING PERSON     AMOUNT OF       SECURITIES       DIRECT (D) OR     BENEFICIAL OWNERSHIP   PECUNIARY
                       SECURITY        UNDERLYING       INDIRECT (I)                             INTEREST
                                       DERIVATIVE
                                       SECURITIES
--------------------------------------------------------------------------------------------------------
Timothy J. Walsh       N/A             See Table II        I               See Explanatory          No
c/o Chase Capital                        above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Richard D. Waters      N/A             See Table II        I               See Explanatory          Yes
c/o Chase Capital                         above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Damion E. Wicker       N/A             See Table II        I               See Explanatory          No
c/o Chase Capital                         above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
CCP European           N/A             See Table II        I               See Explanatory          No
Principals, LLC                          above                             Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
CCP Principals, LLC    N/A             See Table II        I               See Explanatory          No
c/o Chase Capital                        above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Chase Capital          N/A             See Table II        I               See Explanatory          No
Corporation                              above                             Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
The Chase Manhattan    N/A             See Table II        I               See Explanatory          No
Corporation                              above                             Note 3 below
270 Park Avenue
35th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------
Chase Capital          N/A             See Table II        I               See Explanatory          No
Partners                                 above                             Note 4 below
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC  N/A             See Table II        I               See Explanatory          No
c/o Chase Capital                        above                             Note 5 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Chatham Ventures,      N/A             See Table II        I               See Explanatory          No
Inc. c/o Chase                           above                             Note 6 below
Capital Partners
1221 Avenue of the
Americas
40th Floor
New York, NY  10020
--------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF                DESIGNATED                DATE OF            ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER(Note 1)          EVENT REQUIRING    OR TRADING SYMBOL
                                                             STATEMENT

-------------------------------------------------------------------------------------------------------
David L. Ferguson                  Chase Venture             August 2, 2000     Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------
I. Robert Greene                   Chase Venture             August 2, 2000     Resonate, Inc. ("RSNT")
c/o Flatiron                       Capital Associates, LLC
Partners
257 Park Avenue
South 40th Floor
New York, NY 10010
--------------------------------------------------------------------------------------------------------
Brian J. Richmand                  Chase Venture             August 2, 2000     Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------
Jonas Steinmann                    Chase Venture             August 2, 2000     Resonate, Inc. ("RSNT")
c/o Chase Capital                  Capital Associates, LLC
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
--------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------
                                        TITLE OF
                                        DERIVATIVE
                                        SECURITIES AND
                                        TITLE AND
 NAME AND ADDRESS OF   TITLE AND        AMOUNT OF      OWNERSHIP FORM:   NATURE OF INDIRECT       DISCLAIMS
  REPORTING PERSON     AMOUNT OF        SECURITIES     DIRECT (D) OR     BENEFICIAL OWNERSHIP     PECUNIARY
                       SECURITY         UNDERLYING     INDIRECT (I)                               INTEREST
                                        DERIVATIVE
                                        SECURITIES
-------------------------------------------------------------------------------------------------------
David L. Ferguson       N/A              See Table II     I                  See Explanatory      No
c/o Chase Capital                          above                              Note 7 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
----------------------------------------------------------------------------------------------------------
I. Robert Greene        N/A              See Table II     I                  See Explanatory      No
c/o Flatiron                               above                             Note 8 below
Partners
257 Park Avenue
South 40th Floor
New York, NY 10010
-------------------------------------------------------------------------------------------------------
Brian J. Richmand       N/A              See Table II      I                 See Explanatory      No
c/o Chase Capital                         above                              Note 9 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------
Jonas Steinmann         N/A             See Table II        I                See Explanatory      No
c/o Chase Capital                         above                              Note 10 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
-------------------------------------------------------------------------------------------------------


Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Table II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is (a) the sole managing member of CCP-SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The amounts shown in Table II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is (a) the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC and (b) the sole stockholder of the non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

4) The amounts shown in Table II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is (a) the sole managing member of CCP-SBIC, the sole managing member of CVCA, LLC and (b) the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC.
The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amounts shown in Table II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

6) The amounts shown in Table II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

7) The amounts shown in Table II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC, until June 1, 1997. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

8) The amounts shown in Table II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

9) The amounts shown in Table II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amounts shown in Table II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of CCP-SBIC and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.